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                                                                       EXHIBIT 1

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         Amendment No. 2, dated as of June 8, 2000 to the Rights Agreement dated as of December 15, 1994, as amended (the "Agreement"), between ARIAD Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts Trust Company (the "Rights Agent").

         The Company and the Rights Agent have approved the amendment to the Agreement set forth below. Accordingly, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

         FIRST:   Section 27 of the Agreement is hereby amended in its entirety to read as follows:

         SECTION 27. SUPPLEMENTS AND AMENDMENTS. Prior to the Separation Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares unless such approval is required by Section 29(b), except for a supplement or amendment that would change the Redemption Price, Purchase Price, or number of fractional Series A Shares for which a Right is then exercisable. From and after the Separation Date (and at any time after the occurrence of a Shares Acquisition Date subsequent to the occurrence of a Springing Right of Redemption), the Company and the Rights Agent shall, if the Company shall so direct, supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, (iii) to extend the period of redemption provided in Section 23 hereof (which amendment shall set forth a date after which the Rights are no longer redeemable ("Extension Date") unless the Rights are further amended prior to the Extension Date to further extend the time during that the Rights are redeemable, and which amendment may provide for the termination of the right of redemption prior to any Extension Date or (iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided further, that this Agreement may not be supplemented or amended in any way after the period for redemption of the Rights pursuant to Section 23 hereof shall have expired unless there shall thereafter arise and be in effect a Springing Right of Redemption. Upon the delivery of a certificate from an appropriate officer of the Company, which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Separation Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.


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         SECOND: The amendment to the Agreement effected by this Amendment No. 2 shall take effect upon execution hereof by the parties hereto.

         THIRD: Except as set forth above, the provisions of the Agreement shall remain in full force and effect.

         FOURTH: This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                      ARIAD PHARMACEUTICALS, INC.


                                      By: /s/ Jay R. LaMarche
                                          --------------------------
                                          Name: Jay R. LaMarche
                                          Title: Treasurer


                                      STATE STREET BANK AND TRUST COMPANY


                                      By: /s/ Charles Rossi
                                          --------------------------
                                           Name: Charles Rossi
                                           Title: Vice-President